Exhibit 10.3

RIGHT OF FIRST REFUSAL AND RIGHT OF
FIRST NEGOTIATION AGREEMENT

This Right of First Refusal and Right of First Negotiation Agreement (this “Agreement”), dated March 1, 2011, is made by and among Tengion, Inc., a Delaware corporation, with a principal address at 2900 Potshop Lane, Suite 100, East Norriton, Pennsylvania (“Tengion”) and Medtronic, Inc., a Minnesota corporation with a principal address at 710 Medtronic Parkway NE, Minneapolis, Minnesota 55432-5604 (“Medtronic” and together with Tengion, collectively, the “Parties”).

WHEREAS, on even date herewith, Medtronic has, along side certain other investors, entered into that certain (i) Securities Purchase Agreement (the “SPA”) by and among Tengion and the investors party thereto (the “Investors”) and (ii) Registration Rights Agreement by and among Tengion and the Investors (together, the “Securities Purchase Agreements”).

WHEREAS, pursuant to the terms of the Securities Purchase Agreements, Medtronic has agreed to purchase 2,473,500 shares of common stock, par value $0.01, per share (the “Common Stock”) of Tengion at a per share price equal to $2.83 and is also receiving subject to the terms of the Securities Purchase Agreements and this Agreement, certain warrants to purchase an additional 1,855,125 shares of Common Stock.

WHEREAS, the transactions contemplated by the Securities Purchase Agreements are expected to close on or about March 5, 2011 (the actual date of such closing hereinafter referred to as the “Effective Date”).

WHEREAS, in consideration of Medtronic’s investment and in exchange for receiving warrants to purchase substantially fewer shares of Common Stock than other Investors, Tengion is willing to grant Medtronic as of the Effective Date certain rights with respect to its Neo-Kidney Augment development program.

NOW, THEREFORE, intending to be legally bound hereby, the Parties hereby agree as follows:

1.   Right of First Refusal.  For a period beginning on the Effective Date and lasting through October 31, 2013 (subject to the possible extension in accordance with Section 3 of this Agreement), Medtronic will have a right of first refusal (the “ROFR”) with respect to any license, sale, assignment, transfer or other disposition (“Transfer”) by Tengion of any material portion of intellectual property (including patents and trade secrets) (“IP”) or other assets related to Tengion's Neo-Kidney Augment program (an “NKA Transaction”), provided, however, that an NKA Transaction shall not include: (i) the Transfer of (a) IP directly related to Tengion development programs other than the Neo-Kidney Augment and (b) any IP, which may be broadly applicable or useful to multiple product candidates or fields of use (inclusive of Neo-Kidney Augment), provided, that the transferee party to such Transfer would not compete as a result of such Transfer with the Neo-Kidney Augment, and such Transfer would not otherwise materially diminish the value of the Neo-Kidney Augment; or (ii) a Change in Control Transaction.  During the period described in the first sentence of this Section 1, upon receipt of a bona fide proposal regarding, or if no such proposal is received then upon the Tengion’s decision to pursue, an NKA Transaction with a third party, Tengion will promptly provide Medtronic written notice of the terms of the proposed NKA Transaction, including all related agreements.  Upon receipt of such written notice, Medtronic shall have 45 days to consider entering into a transaction with Tengion on substantially the same terms as the proposed NKA Transaction.  If Medtronic elects to pursue such a transaction, it shall deliver written notice to Tengion within such period, and the parties will proceed to negotiate and finalize definitive agreements.  If Medtronic does not deliver the notice described in the preceding sentence within the 45 day period following receipt of Tengion’s written notice of the proposed NKA Transaction, Tengion will be free for a period of 90 days thereafter to consummate the NKA Transaction on substantially the same terms, and with the third party, described in its written notice to Medtronic.  If Tengion does not consummate the NKA Transaction within such period, the ROFR shall reset.  (For avoidance of doubt, the rights and obligations described in this Section 1 shall apply to any bona fide proposal regarding, or decision to pursue, an NKA Transaction with a third party received or made (respectively) during the period described in the first sentence of this Section 1, notwithstanding the fact that the 45-day and 90-day periods described herein may exceed the same.)

For purposes of this Agreement, a Change in Control Transaction shall mean: (1) the sale of all or substantially all of the assets of Tengion to an unrelated person or entity, (2) a merger, reorganization, consolidation or similar transaction pursuant to which the holders of Tengion’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (3) the sale of all of the stock of Tengion to an unrelated person or entity.

2.   Right of First Negotiation.  For a period beginning on November 1, 2013 and lasting through July 1, 2014, Medtronic will have a Right of First Negotiation (“ROFN”) with respect to an NKA Transaction.  Accordingly, before entering into an NKA Transaction with any third party, Tengion shall notify Medtronic in writing that it may pursue such a potential NKA Transaction and Medtronic shall have ten (10) days from the receipt of such notice to provide Tengion written notice that it desires to enter into good faith negotiations with Tengion regarding an NKA Transaction (the “ROFN Option”). If Medtronic does not provide written notice that it is exercising its ROFN Option within such ten (10) day period, then Tengion shall have no further obligation with respect to the ROFN Option and shall be free to negotiate and enter into any NKA transaction with any third party.  If Medtronic properly exercises the ROFN Option as described above, then the Parties shall negotiate exclusively, reasonably and in good faith concerning the terms of the NKA Transaction for a period of forty-five (45) days.  If the parties do not execute and deliver an agreement with respect to the NKA Transaction within such forty-five (45) day period, then Tengion shall be free to negotiate and enter into any NKA Transaction with any third party; provided that if such third party transaction is, when taken as a whole, materially and substantially less favorable to Tengion than the terms last offered to Tengion by Medtronic, then Tengion will provide written notice describing and offering Medtronic such NKA Transaction for a period of ten (10) days (after Medtronic’s receipt of such notice) before entering such NKA Transaction with a third party.  If Medtronic elects to pursue such NKA Transaction, it shall deliver written notice to Tengion within such 10-day period, and the parties will proceed to negotiate and finalize definitive agreements.  (For avoidance of doubt, the rights and obligations described in this Section 2 shall apply to any notice of Tengion’s intent to pursue an NKA Transaction delivered during the period described in the first sentence of this Section 2, notwithstanding the fact that the 10-day and 45-day periods described herein may exceed the same.)

3.   Option to Convert ROFN into ROFR.  For the 90-day period commencing on Feb 15, 2013 (the “Conversion Period”), the Parties shall negotiate in good faith the terms and conditions under which Medtronic may convert the ROFN provided under Section 2 of this Agreement to the ROFR provided under Section 1 of this Agreement (the “ROFN Conversion”).  In the event that the Parties reach agreement on the terms and conditions during the Conversion Period pursuant to which the ROFN Conversion may be effected, then this Agreement shall be amended accordingly to provide for such terms or a substitute agreement providing for such rights shall be executed by the Parties.

4.   Termination of ROFR and ROFN.  Upon the consummation of a Change in Control Transaction, this Agreement and the ROFR and ROFN contained herein shall terminate in all respects and be of no further force and effect.

5.   Reduction in Warrants.  As set forth in the recitals above, Medtronic hereby agrees to receive under the Securities Purchase Agreements, warrants to purchase 1,855,125 shares of Common Stock, such warrants representing a twenty-five percent (25%) reduction in the number of warrant shares being delivered to other Investors.

6.           Representations and Warranties.  The representations and warranties of the Company set forth in Section 3.1 of the SPA are incorporated herein by reference.  For the purpose of this Section 6, the term “Transaction Documents” as used in the SPA shall be deemed to include this Agreement.

7.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business bay following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business bay following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Tengion, Inc.
2900 Potshop Lane, Suite 100
East Norriton, PA 19403
Attention:  President and Chief Executive Officer
Facsimile:  610.275.3754

with a copy (which shall not constitute notice) to:

Tengion, Inc.
2900 Potshop Lane, Suite 100
East Norriton, PA 19403
Attention:  Vice President and General Counsel
Facsimile:  267.960.4982

Medtronic, Inc.
710 Medtronic Parkway NE, LC270
Minneapolis, Minnesota 55432-5604
Attention:  Vice President Corporate Development
Facsimile:  (763) 505-2545

with a copy (which shall not constitute notice) to:

Medtronic, Inc.
710 Medtronic Parkway NE, LC400
Minneapolis, Minnesota 55432-5604
Attention:  General Counsel
Facsimile:  (763) 572-5459

8.           Entire Agreement.  This Agreement and the Securities Purchase Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

9.           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

10.           No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

11.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

12.           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Tengion, Inc.		Medtronic, Inc.

By:	/s/ Steven A. Nichtberger, M.D.	By:	/s/ Chad M. Cornell
Name	Steven A. Nichtberger, M.D.		Chad M. Cornell
Title	President and CEO		Vice President Corporate Development